Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Richmond Division

IN RE: STAR SCIENTIFIC, INC.	)
SECURITIES LITIGATION	)
	)	Master File No. 3:13cv183 (JAG)
)

MEMORANDUM OF UNDERSTANDING REGARDING SETTLEMENT

Defendant Rock Creek Pharmaceuticals, Inc. (“Rock Creek”) and Defendant Jonnie Williams (“Williams”) have reached an agreement as to the indemnification issues pertaining to the representation of Williams by McGuireWoods LLP and Steptoe and Johnson LLP as follows:

As to McGuireWoods LLP

1.	Rock Creek shall pay McGuireWoods a sum of $300,000 no later than May 29, 2015;

2.	Rock Creek shall pay McGuireWoods a monthly sum of $45,000 as to McGuireWoods’ claimed outstanding invoices totaling $1,930,974, until the total amount paid under this agreement reaches $1.6 million (to include the initial payment of $300,000) beginning not later than either August 1, 2015, or ten days after Rock Creek obtains additional investor financing, whichever date is later. If Rock Creek fails to obtain additional investor financing by August, 15, 2015, the parties agree to return to United States Magistrate Judge David J. Novak to enforce or restructure this agreement.

3.	As an inducement for early payment by Rock Creek, in addition to the $300,000 payment due by May 29, 2015, Williams agrees to forego any remaining balance as to the amount owed to McGuireWoods LLP if Rock Creek makes either of the following payments:

a.	By December 1, 2015: additional payment of $900,000 (inclusive of the monthly payments of $45,000 but not including the $300,000 initial payment on May 29, 2015); or

b.	By June 1, 2016: additional payment of $1.1 million (inclusive of the monthly payments of $45,000 but not including the $300,000 initial payment on May 29, 2015).

As to Steptoe and Johnson LLP

4.	Rock Creek shall pay Steptoe and Johnson LLP a monthly sum of $15,000, as to Steptoe & Johnson’s claimed outstanding invoices totaling $629,897, until the total amount paid under this agreement reaches $437,000, beginning not later than either August 1, 2015, or ten days after Rock Creek obtains additional investor financing, whichever date is later. If Rock Creek fails to obtain additional investor financing by August, 15, 2015, the parties agree to return to United States Magistrate Judge David J. Novak to restructure this agreement.

5.	As an inducement for early payment by Rock Creek, Williams agrees to forego any remaining balance as to the amount owed to Steptoe and Johnson LLP if Rock Creek makes either of the following payments:

a.	By December 1, 2015: total payment of $327,750 (inclusive of the monthly payments of $15,000); or

b.	By June 1, 2016: total payment of $382,375(inclusive of the monthly payments of $15,000) .

As to Both McGuireWoods LLP and Steptoe and Johnson LLP

6.	Upon full payment of the funds to McGuireWoods and Steptoe and Johnson LLP under the terms set forth above, Williams shall provide Rock Creek with a full release as to any indemnification issues connected to Williams’ representation by McGuireWoods LLP and Steptoe and Johnson LLP. Such release shall only become effective on the ninety-first calendar day (the “Release Effective Date”) after the last irrevocable payment set forth above with no voluntary or involuntary bankruptcy petition having been filed by or against Rock Creek on or before the Release Effective Date.

7.	In the event of a breach of this agreement, Williams shall retain the right to claim what he and McGuireWoods and Steptoe and Johnson contend are the full amounts of the outstanding invoices less the actual amounts paid under this agreement. Rock Creek does not waive its rights to contest or dispute what Williams or McGuireWoods and Steptoe and Johnson contend are the full amounts of the outstanding invoices;

8.	Any disputes arising under this Agreement shall be submitted to U.S. Magistrate Judge David J. Novak for binding arbitration, with the prevailing party awarded its costs to include reasonable attorneys’ fees;

9.	The parties shall ensure that any Stipulation of Dismissal filed in this case shall explicitly provide that the Court shall retain jurisdiction to enforce the terms of this Agreement and any arbitration award resulting from the procedure in Paragraph 3 in accordance with Kokkonen v. Guardian Life Insurance Co. of America, 511 U.S. 375 (1994).

Seen and Agreed:

For Defendant Rock Creek:

/s/ Lee Canaan	/s/ Benjamin M. Dent
Lee Canaan	Benjamin M. Dent

/s/ Curt Creely	/s/ Chris Griffin
Curt Creely, Esquire	Chris Griffin, Esquire
Counsel for Rock Creek	Counsel for Rock Creek

For Defendant Williams and McGuireWoods:

/s/ Warren Zirkle
Warren Zirkle, Esquire
Counsel for Williams/McGuireWoods

For Defendant Williams and Steptoe and Johnson LLP:

/s/ Erik Kitchen
Erik Kitchen, Esquire
Counsel for Williams/Steptoe and Johnson LP